Exhibit 99.1

Investors:	Media:

Ina McGuinness	Kathleen Rinehart
Vice President, Corporate	Public Relations Director
Communications & Investor Relations	650-624-4948
650-624-4949	kathleen.rinehart@tercica.com
ina.mcguinness@tercica.com

Tercica Reports Third Quarter Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

Brisbane, Calif. – November 2, 2005 – Tercica, Inc. (Nasdaq: TRCA) announces financial and operating results for the quarter ended September 30, 2005.

The net loss for the third quarter of 2005 was $11.5 million, or $0.37 per share based on 31.4 million shares outstanding, compared with a net loss of $10.7 million, or $0.45 per share based on 24.0 million shares outstanding, for the same period in 2004. The increase in shares outstanding is due primarily to the Company’s February 2005 follow-on offering of 6.9 million shares (including over-allotment exercise).

Commenting on third quarter highlights, John A. Scarlett, M.D., Tercica’s President and Chief Executive Officer, said, “The FDA’s approval of Increlex during the quarter marked a major milestone. It validated many years of research proving that children with severe primary IGF-1 deficiency (Primary IGFD) are very short because they don’t produce sufficient IGF-1, and that replacement therapy with Increlex is a safe and effective long-term treatment for their growth failure. Increlex is the first drug to be approved for severe Primary IGFD, which we believe affects an estimated 6,000 children in the United States, and is the first major innovation in the treatment of short stature since recombinant human growth hormone was approved some 20 years ago.”

“We are making steady progress toward our goal of launching Increlex in early January 2006. Sales force hiring, training and various other activities designed to support the successful commercialization of Increlex are proceeding on track,” said Scarlett.

Financial Results

Research and development expenses for the third quarter of 2005 decreased to $5.7 million, from $7.4 million for the same period in 2004, as a result of the completion of contract manufacturing validation and development projects, partially offset by a $1.0 million milestone payment to Genentech, Inc. upon FDA approval of Increlex.

Selling, general and administrative expenses for the quarter were $6.4 million, up from $3.5 million for the same period in 2004, primarily due to increased intellectual property litigation expenses and pre-launch commercial activities.

For the first nine months of 2005, Tercica reported a net loss of $33.0 million, or $1.09 per share based on 30.3 million shares outstanding, compared with a net loss of $29.8 million, or $1.68 per share based on 17.7 million shares outstanding, for the first nine months of 2004. As of September 30, 2005, cash, cash equivalents and short-term investments totaled $71.0 million, compared with $52.0 million as of December 31, 2004.

Highlights of the 2005 Third Quarter and Subsequent Weeks Include:

•	Receipt of FDA approval of Increlex for short stature caused by severe primary IGF-1 deficiency and Orphan Drug marketing exclusivity.

•	Filing of a $75 million shelf registration and securing a committed equity financing facility for up to $75 million.

•	Presentation of data at the ESPE/LWPES 7th Joint Meeting of Pediatric Endocrinology, including data from six children with severe Primary IGFD treated with Increlex to adult height; results from a pharmacokinetic study comparing once-daily dosing versus twice-daily dosing of Increlex in children with Primary IGFD; and results of a comparative study of four IGF-1 assay systems for the biochemical detection or diagnosis of IGF-1 deficiency.

•	Appointment of Michael Astrue to the Company’s Board of Directors. Astrue’s distinguished career includes serving as former President and CEO of Transkaryotic Therapies, as Biogen’s General Counsel, and in many high-level public service positions, including General Counsel at the U.S. Department of Health and Human Services; Associate Counsel to former Presidents Reagan and Bush; White House ethics officer; and acting Deputy Assistant Secretary for Legislation of Human Services.

About IGF-1 and Primary IGFD

Insulin-like Growth Factor-1 (IGF-1) is the principal hormone necessary for statural growth, and is released in response to stimulation by growth hormone. Primary IGFD is diagnosed in children who have normal or elevated secretion of endogenous growth hormone yet are resistant to its effects, and whose height and serum IGF-1 levels are more than two standard deviations below normal. A sub-set of these children, whose height and serum IGF-1 levels are more than three standard deviations below normal, are diagnosed with severe Primary IGFD.

Conference Call and Webcast Information

Tercica’s senior management will review third quarter financial results via conference call and webcast today beginning at 4:30 p.m. Eastern time. To access the live teleconference, please dial 888-803-8296 (U.S.) or 706-634-1250 (international), and reference the conference ID# 1672385. To access the webcast, please log on to the Company’s website at www.tercica.com. A replay of the webcast and teleconference will be available approximately three hours after the call for seven business days. To access the replay, please call 800-642-1687 (U.S.) or 706-645-9291 (international).

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The company’s first product, Increlex™, or recombinant human insulin-like growth factor-1 (rhIGF-1), was approved by FDA in August 2005 for the long-term treatment of severe Primary IGFD. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements, including without limitation, the statements that Tercica believes (A) severe Primary IGFD affects an estimated 6,000 children in the United States; and (B) it will launch Increlex in early January 2006. Because Tercica’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include without limitation those risks and uncertainties disclosed from time-to-time in reports filed by Tercica with the SEC, most recently Tercica’s Form 10-Q filed on August 4, 2005 and other factors: regarding (A): physicians may be slow or not choose to prescribe Increlex instead of growth hormone, which many physicians currently prescribe for Primary IGFD, and/or reimbursers may not agree to pay for Increlex; and there may be fewer children than Tercica estimates; and regarding (B): Tercica’s contract manufacturers may not be able to supply Increlex on a timely basis. These statements are based on information as the date of this press release. Tercica assumes no obligation to update any forward- looking statements and the Company assumes no obligation to update any forward-looking statement.

TERCICA, INC.

(A DEVELOPMENT STAGE COMPANY)

(In thousands, except per share data)

(Unaudited)

Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Costs and expenses:
Research and development*	$5,681	$7,442	$16,871	$20,272
Selling, general and administrative*	6,393	3,503	17,031	8,757
Acquired in-process research and development	—	—	—	1,417

Total costs and expenses	(12,074)	(10,945)	(33,902)	(30,446)
Interest expense	(106)	—	(899)	—
Interest and other income, net	662	268	1,774	633

Net loss	$(11,518)	$(10,677)	$(33,027)	$(29,813)

Basic and diluted net loss per share	$(0.37)	$(0.45)	$(1.09)	$(1.68)

Shares used to compute basic and diluted net loss per share	31,394	23,952	30,272	17,703

* Includes non-cash stock-based compensation expense as follows:
Research and development	$308	$344	$935	$1,095
Selling, general and administrative	179	338	807	1,076

Total	$487	$682	$1,742	$2,171

	September 30, 2005	December 31, 2004
		(1)
Balance Sheet Data
Cash, cash equivalents and short-term investments	$70,980	$52,001
Total assets	78,038	55,022

Total liabilities	8,749	7,345
Total stockholders’ equity	69,289	47,677

(1)	Derived from the audited financial statements for the year ended December 31, 2004 included in the Company’s Form 10-K.